                                  [LINDAL LOGO]


                                FAIRNESS OPINION
                                       FOR
                            THE BOARD OF DIRECTORS OF
                            LINDAL CEDAR HOMES, INC.

                                DECEMBER 13, 2000

TABLE OF CONTENTS

A.    Transaction Overview ...............................................................................   4

B.    Fairness Opinion Methodology .......................................................................   8

C.    Lindal Cedar Home's Stock Price and Trading History ................................................  10

D.    Public Comparable Company Analysis .................................................................  12

E.    Discounted Cash Flow Analysis ......................................................................  22

F.    Precedent Transaction Analysis .....................................................................  28

G.    Control Premium Analysis ...........................................................................  32

H.    Adjusted Book Value ................................................................................  34

I.    Market Response to Contacts of Potential Strategic and Financial Buyers ............................  37

J.    Valuation Summary ..................................................................................  39

EXHIBITS

1.    Stock Price and Volume .............................................................................  42

2.    Public Comparable Company Descriptions .............................................................  44

3.    Financial Statement Projections ....................................................................  50

4.    Quarterly Financial Statements .....................................................................  57

                             A. TRANSACTION OVERVIEW

TRANSACTION OVERVIEW

First Security Van Kasper, Inc. ("FSVK") was retained by the Board of Directors of Lindal Cedar Homes, Inc. ("Lindal" or the "Company"), a Delaware Corporation, to advise the Company on its strategic options, contact and negotiate with potential strategic and financial buyers, and render a Fairness Opinion. The Board of Directors has received a proposed self-tender offer (the "Transaction") from the Family. The Family is comprised of four existing shareholders, all members of the Lindal Family. After a successful tender offer, the Family intends to delist its shares from the NASDAQ Exchange and cease reporting to the general public, thereby becoming a private company. The Family intends to follow a successful tender offer with a second-step cleanup merger with a company formed by the Family.

Our understanding of the Transaction is as follows:

- The Company shall effect a fixed price self-tender of its shares not held by the Family.

- The proposed price to be offered to the unaffiliated shareholders is $4.55 per share.

-   The Company is comprised of the following shareholders:

Shareholder            Basic Shares      % Owned
                          Owned           Basic
Sir Walter Lindal         843,224           20.4%
Robert Lindal             469,323           11.3%
Douglas Lindal            350,556            8.5%
Martin Lindal             331,488            8.0%
                        ---------       ---------
   Total family         1,994,591           48.2%
                        ---------       ---------
                        ---------       ---------
   Non-family           2,142,031           51.8%
                        ---------       ---------

- Members of the Family have indicated that they will not exercise options held by them. With respect to members of the Family, options to purchase common stock is as follows: options to purchase 35,100 shares held each by Sir Walter Lindal, Robert Lindal, Douglas Lindal and Martin Lindal.

- There are 2,142,031 shares owned by holders other than the Family. These holders own, as of October 1, 2000, 309,726 options in-the-money at $4.55 per share. Fully diluted shares owned by holders other than the Family would be 2,451,757. Giving effect to the exercise of the 309,726 options, there would be 4,446,348 fully diluted Common Shares outstanding.

                     Shareholder     Basic       Percent     Fully Diluted  Percent
                     -----------     -----       -------     -------------  -------
                     Family          1,994,591   48.2%       1,994,591      44.9%
                     Non-family      2,142,031   51.8%       2,451,757      55.1%

- Management believes that upon commencement of the Offer, all outstanding options to purchase Common Shares, except those held by the Family, where the Offer Price exceeds the applicable exercise price of such option, may be exercised. The Company has informed FSVK that as of October 1, 2000 there are 309,726 options in-the-money at $4.55 per share and that cash proceeds to the Company from the exercise of these options would be $958,038, if all of the in-the-money options are exercised.

- Therefore, FSVK believes that the Equity Value of the Tender Offer consideration is approximately $19.3 million. ($4.55 X 4,446,348 - $958,038).

- As of October 1, 2000, the Company represents that there is $3.63 million in debt and cash of $12.98 million. These amounts of cash and debt were used for the purpose of calculating implied equity value from the implied enterprise value in the following analysis.

- The Family has secured financing to enable it to buy back up to 2,451,757 shares in aggregate.

-   There is a breakup fee of up to $100,000.

-   There are no minimum conditions to the tender offer.

                         B. FAIRNESS OPINION METHODOLOGY

FAIRNESS OPINION METHODOLOGY

In connection with the preparation of our Opinion, FSVK, among other things:

        - Reviewed certain financial information relating to the Company including publicly available historical financial and operating statements as well as internal financial and operating projections prepared by the management of the Company;

        - Reviewed the proposed financial terms and conditions set forth in the draft of the Tender Offer document dated December 8, 2000 representing the Family addressed to The Special Committee and provided to us by the Company, which will be executed pending the receipt of the Fairness Opinion;

        -    Reviewed the stock price and trading history of the Company;

        - Reviewed publicly-available data, information and valuations of publicly-traded companies that FSVK deemed generally comparable to the Company;

        - Compared the financial terms of the proposed Tender Offer with the financial terms, to the extent publicly available, of other business combinations that FSVK deemed relevant - including control premiums paid;

        - Performed discounted cash flow analysis using Company provided financial projections through 2004;

        -    Reviewed the Company's book value and liquidation value;

        - Reviewed the market response to FSVK contacts with potential strategic and financial buyers;

        - Made other studies, inquiries and analysis and reviewed other data that FSVK deemed relevant and appropriate based on FSVK's judgement as investment bankers, for the purpose of this Opinion.

             C. LINDAL CEDAR HOMES' STOCK PRICE AND TRADING HISTORY

LINDAL CEDAR HOMES' STOCK PRICE AND TRADING HISTORY

On December 15, 1971, the Company completed an initial public offering of 200,000 shares at a price of $15 per share. The Company declared 10% stock dividends in February 1987, March 1988, May 1989, June 1990, May 1991 and April 1993. In April 1992 the Company declared a 5:4 stock split. On December 13, 2000, the closing price (last trade) of the Company's common stock was $2.50.

The Company's common stock closed at an all-time high price of $7.50 on four occasions between April 26,1993 and April 29, 1993. The Company's common stock closed at an all-time low price of $0.13 several times between December 13, and December 31, 1974. The 52-week high price of the Company's common stock was $3.28 reached on January 13, 2000, and the 52-week low price was $1.50, hit on September 20, 2000. The Company's stock has not traded above $4.00 per share since January 20, 1998.

As of December 13, 2000, the three-month and ten-day average trading volumes for the Company's common shares were 5,773 shares and 13,000 shares, respectively. The Company's float is estimated to be approximately 1.8 million shares.

Currently, there are no research analysts covering Lindal Cedar Homes, Inc.


Source: Yahoo! Finance and Company Management.

A PRICE AND VOLUME CHART OF THE COMPANY'S COMMON STOCK IS ATTACHED AS EXHIBIT 1.

                      D. PUBLIC COMPARABLE COMPANY ANALYSIS

PUBLIC COMPARABLE COMPANY ANALYSIS

        - The Public Comparable Company Analysis approach utilizes ratios of stock prices (market capitalization and enterprise value) to several different measures, including revenue, earnings before interest, taxes, depreciation, and amortization (EBITDA), operating income, tangible equity, and earnings as an indication of equity value.

        -    Trading multiples analyzed by FSVK include:

             - Enterprise value to actual net revenues for the latest twelve-month period;

             - Enterprise value to actual EBITDA for the latest twelve-month period;

             - Enterprise value to actual operating income for the latest twelve-month period;

             - Share price to actual fully diluted earnings per share for the latest twelve-month period and projected fully diluted earnings per share for calendar 2000 and 2001;

             -      Tangible equity to market capitalization.

        - Lindal re-manufactures cedar lumber and combines it with purchased and manufactured windows, sunrooms, and other purchased building materials into home packages that are shipped to homebuyer construction sites. Similar companies often called "kit builders" are mostly private companies. Lincoln Logs, which is public, was not deemed to be an appropriate comparable company because of its negligible trading volume. Viceroy Homes, a public company on the Toronto Exchange, has a business model similar to Lindal, but also has a negligible trading volume. The Lindal business model has some of the characteristics of both the manufactured housing companies and of the site builders. Consequently, firms in these sectors were used for the Public Comparable Company Analysis.

        - Several of the manufactured housing companies and the site builders are extremely large with market caps over $1 billion. FSVK chooses as comparable companies the smaller companies with market caps under $1 billion. Nonetheless, many of the comparable companies still have substantially larger revenues, more diverse sources of revenue, and significantly higher trading volume. These factors generally result in higher trading multiples.

        - Five of the eleven manufactured housing companies in the peer group had negative EBITDA and, hence, were not computed in the average Enterprise Value/EBITDA multiple; five of the companies had negative earnings and, hence, were not computed in the average Price Earnings Ratio. Consequently, the peer group valuation multiples on EBITDA and Earnings are somewhat overstated. Also, the manufactured housing companies tend to focus on lower priced homes sold to less affluent demographics than Lindal; consequently, while the markets are related, they are not directly comparable.

        - For all the above reasons, the Public Comparable Analysis was not given significant weight in FSVK's analysis.

        - All trading multiples were based on closing bid prices on December 13, 2000 and weighted average diluted shares outstanding during each of the latest accounting periods for the Public Comparable Companies.


DESCRIPTIONS OF THE PUBLIC COMPARABLE COMPANIES ARE ATTACHED IN EXHIBIT 2.

------------------------------------------------------------------------------------------------------------------------------------
                           SELECTED PUBLICLY TRADED COMPARABLE COMPANIES (MANUFACTURED HOUSING)
------------------------------------------------------------------------------------------------------------------------------------
(Amounts in millions, except per share data and multiples)

                          TICKER         LTM(1)    FISCAL       SHARES      CURRENT PRICE   MARKET VALUE     TOTAL
COMPANY                   SYMBOL         ENDED      YEAR      OUTSTANDING      12/13/00      OF COMMON      LT DEBT      CASH
------------------------------------------------------------------------------------------------------------------------------------
American Homestar           HSTR          9/30       6/30         18.42         $0.22          $4.0          $123.3       $23.7
Cavalier Homes              CAV           9/30      12/31         17.86         $0.81         $14.5           $32.6       $23.8
Champion Enterprises        CHB           9/30      12/31         47.25         $3.25        $153.6          $266.5       $32.0
Fleetwood Enterprises       FLE           7/31       4/30         32.73        $10.38        $339.6          $105.0       $51.9
KIT Manufacturing           KIT           7/31      10/31          1.03         $4.25          $4.4            $0.0        $6.8
Liberty Homes               LIBHA         9/30      12/31          3.75         $5.44         $20.4            $0.0        $6.6
Nobility Homes              NOBH           8/5      10/31          4.51         $6.00         $27.0            $0.0        $9.1
Oakwood Homes               OH            6/30       9/30         47.12         $0.50         $23.6          $422.2       $31.3
Palm Harbor Homes           PHHM          9/29       3/31         22.66        $13.00        $294.6            $3.0       $61.5
Southern Energy Homes       SEHI          9/29      12/31         12.13         $0.78          $9.5           $30.5        $6.1
Skyline Corporation         SKY           8/31       5/31          8.48        $20.25        $171.7            $0.0      $112.3
------------------------------------------------------------------------------------------------------------------------------------
LINDAL CEDAR HOMES          LNDL         10/1      12/31           4.14         $2.50         $10.3            $3.6       $13.0
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
                           TANGIBLE         ENTERPRISE(2)
                         EQUITY (BANK)        VALUE
-----------------------------------------------------------
American Homestar            $19.7           $103.7
Cavalier Homes               $82.3            $23.3
Champion Enterprises        -$22.0           $348.1
Fleetwood Enterprises       $294.7           $392.7
KIT Manufacturing            $13.2            -$2.4
Liberty Homes                $51.2            $13.8
Nobility Homes               $20.8            $18.0
Oakwood Homes               $490.1           $414.5
Palm Harbor Homes           $230.3           $236.2
Southern Energy Homes        $63.1            $33.9
Skyline Corporation         $191.9            $59.4
-----------------------------------------------------------
LINDAL CEDAR HOMES           $19.5             $1.0
-----------------------------------------------------------


                                                                     LAST TWELVE MONTHS
                          ----------------------------------------------------------------------------------------------------------
COMPANY                    REVENUES       EBITDA      OPER. INCOME   EARNINGS (LOSS)    EBITDA     OPER. INCOME      EARNINGS (LOSS)
------------------------------------------------------------------------------------------------------------------------------------
American Homestar             $619.5        ($4.2)     ($21.0)         ($17.6)            -0.68%      -3.39%            -2.85%
Cavalier Homes                $378.6       ($37.7)     $(48.0)         ($31.4)            -9.95%     -12.68%            -8.29%
Champion Enterprises        $2,057.7        $78.0       $37.6            $5.7              3.79%       1.83%             0.28%
Fleetwood Enterprises       $3,467.4       $123.1       $88.1           $26.0              3.55%       2.54%             0.75%
KIT Manufacturing              $57.4         $0.2       ($0.3)           $1.1              0.32%      -0.51%             1.89%
Liberty Homes                 $135.4        ($3.3)      ($5.9)          ($3.2)            -2.43%      -4.38%            -2.37%
Nobility Homes                 $30.7         $2.1        $1.8            $2.2              6.83%       5.92%             7.31%
Oakwood Homes               $1,324.9       ($37.0)     ($86.0)         ($98.3)            -2.79%      -6.49%            -7.42%
Palm Harbor Homes             $731.1        $71.0       $56.6           $31.7              9.71%       7.75%             4.33%
Southern Energy Homes         $187.9        ($5.9)      ($9.2)          ($7.9)            -3.16%      -4.90%            -4.22%
Skyline Corporation           $556.8        $19.2       $15.1            $13.3             3.45%       2.71%             2.38%
------------------------------------------------------------------------------------------------------------------------------------
LINDAL CEDAR HOMES             $43.3         $3.0        $1.7             $1.4             6.88%       4.00%             3.21%
------------------------------------------------------------------------------------------------------------------------------------

                                                  ----------------------------
                                                       CALENDAR YEAR EPS
                                                  ----------------------------
                                   EPS               2000           2001
------------------------------------------------------------------------------
American Homestar                 ($3.00)                  NA           NA
Cavalier Homes                    ($1.76)              ($1.20)       $0.25
Champion Enterprises               $0.13               ($0.20)       $0.11
Fleetwood Enterprises              $0.74               ($0.59)          NA
KIT Manufacturing                  $1.00                   NA           NA
Liberty Homes                     ($0.83)                  NA           NA
Nobility Homes                     $0.48                   NA           NA
Oakwood Homes                     ($2.11)              ($1.10)          NA
Palm Harbor Homes                  $1.39                $1.25           NA
Southern Energy Homes             ($0.65)                  NA           NA
Skyline Corporation                $1.51                   NA           NA
-------------------------------------------------------------------------------
LINDAL CEDAR HOMES                 $0.33                   NA           NA
-------------------------------------------------------------------------------


                         EST. VALUE/   EST. VALUE/    EST. VALUE/     MARKET CAP       MARKET CAP/
COMPANY                    REVENUES       EBITDA      OPER. INCOME   EARNINGS (LOSS)   TANG. EQUITY
---------------------------------------------------------------------------------------------------
American Homestar               0.17x          NA          NA              NA              0.20x
Cavalier Homes                  0.06x          NA          NA              NA              0.18x
Champion Enterprises            0.17x        4.46x       9.26x          26.78x               NA
Fleetwood Enterprises           0.11x        3.19x       4.46x          13.05x             1.15x
KIT Manufacturing                 NA           NA          NA            4.03x             0.33x
Liberty Homes                   0.10x          NA          NA              NA              0.40x
Nobility Homes                  0.59x        8.57x       9.89x          12.06x             1.30x
Oakwood Homes                   0.31x          NA          NA              NA              0.05x
Palm Harbor Homes               0.32x        3.33x       4.17x            9.30x            1.28x
Southern Energy Homes           0.18x          NA          NA               NA             0.15x
Skyline Corporation             0.11x        3.09x       3.94x           12.94x            0.89x
---------------------------------------------------------------------------------------------------
AVERAGE                         0.21x        4.53x       6.34x           13.03x            0.59x
AVERAGE EXCLUDING HIGH & LOW    0.18x        3.66x       5.96x           11.84x            0.57x
---------------------------------------------------------------------------------------------------
LINDAL CEDAR HOMES              0.02x        0.33x       0.57x            7.44x            0.53x
---------------------------------------------------------------------------------------------------

                                      ----------------------------------------------
                          3-YEAR                    PRICE/EARNINGS
                                      ----------------------------------------------
COMPANY                REVENUE CAGR         LTM         2000E           2001E
------------------------------------------------------------------------------------
American Homestar               3.76%          NA          NA              NA
Cavalier Homes                  0.61%          NA          NA            3.25x
Champion Enterprises           16.28%       25.00x         NA           30.95x
Fleetwood Enterprises           8.91%       14.02x         NA              NA
KIT Manufacturing             -13.33%         4.25x        NA              NA
Liberty Homes                   1.60%          NA          NA              NA
Nobility Homes                  3.45%       12.50x         NA              NA
Oakwood Homes                  17.73%          NA          NA              NA
Palm Harbor Homes              11.35%        9.35x      10.40x             NA
Southern Energy Homes          -6.23%          NA          NA              NA
Skyline Corporation            -1.32%       13.41x      13.41x             NA
------------------------------------------------------------------------------------
AVERAGE                         3.89%       13.09x      10.40x          17.10x
AVERAGE EXCLUDING HIGH & LOW    4.27%       12.32x         NA              NA
------------------------------------------------------------------------------------
LINDAL CEDAR HOMES             -5.38%        7.58x         NA              NA
------------------------------------------------------------------------------------

Notes: Earnings estimates provided by I/B/E/S
(1) LTM = Latest Twelve Months
(2) Enterprise Value = Market Cap + Debt - Cash
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         SELECTED PUBLICLY TRADED COMPARABLE COMPANIES (SITE BUILDERS)
--------------------------------------------------------------------------------
(Amounts in millions, except per share data and multiples)

                                                                    CURRENT     MARKET                   TANGIBLE
                              TICKER  LTM(1)  FISCAL       SHARES     PRICE      VALUE    TOTAL            EQUITY   ENTERPRISE(2)
COMPANY                       SYMBOL   ENDED    YEAR  OUTSTANDING  12/13/00  OF COMMON  LT DEBT    CASH     (BOOK)          VALUE
---------------------------------------------------------------------------------------------------------------------------------
Beazer Homes                     BZH    6/30    9/30         8.47     36.00     $305.1   $215.0   $  0.0    $246.0       $  520.1
Hovnanian Enterprises            HOV    7/31   10/31        21.16      9.19     $194.5   $442.4   $ 20.8    $246.4       $  616.0
MDC Holdings, Inc.               MDC    9/30   12/31        21.10     33.87     $714.7   $174.4   $ 18.9    $440.6       $  870.2
M/I Schottenstein Homes          MHO    9/30   12/31         7.66     25.00     $191.5   $247.3   $  9.7    $223.1       $  429.1
NVR, Inc.                        NVR    9/30   12/31         8.83    106.40     $940.0   $215.1   $118.4    $257.7       $1,036.7
The Ryland Group                 RYL    9/30   12/31        13.24     39.88     $527.7   $684.4   $ 89.4    $400.6       $1,122.8
Standard Pacific Corporation     SPF    9/30   12/31        29.98     23.38     $700.7   $424.3   $  2.9    $428.0       $1,122.1
---------------------------------------------------------------------------------------------------------------------------------
LINDAL CEDAR HOMES              LNDL    10/1   12/31         4.14      2.50      $10.3   $  3.6   $ 13.0    $ 19.5       $    1.0
---------------------------------------------------------------------------------------------------------------------------------


                                                                                                              -------------------
                                                            LATEST TWELVE MONTHS                              CALENDAR YEAR EPS
                               --------------------------------------------------------------------------------------------------
                                                     OPER.  EARNINGS/             OPER.  EARNINGS/
COMPANY                        REVENUES   EBITDA   INCOME      (LOSS)   EBITDA   INCOME     (LOSS)      EPS    2000       2001
---------------------------------------------------------------------------------------------------------------------------------
Beazer Homes                   $1,485.5   $ 80.3   $ 73.1      $ 40.8    5.41%    4.92%      2.75%   $ 4.70   $ 4.89         NA
Hovnanian Enterprises          $1,084.0   $ 77.2   $ 69.7      $ 23.9    7.31%    6.43%      2.20%   $ 1.08   $ 1.69         NA
MDC Holdings, Inc.             $1,673.7   $205.3   $185.6      $110.6   12.26%   11.09%      6.61%   $ 5.02   $ 5.40     $ 5.61
M/I Schottenstein Homes        $  909.2   $ 91.0   $ 88.9      $ 43.2   10.01%    9.77%      4.75%   $ 5.22   $ 5.39     $ 5.58
NVR, Inc.                      $2,190.0   $253.8   $239.2      $136.0   11.59%   10.92%      6.21%   $12.25   $13.19     $15.10
The Ryland Group               $2,177.7   $165.5   $137.2      $ 71.5    7.60%    6.30%      3.29%   $ 5.07   $ 5.78     $ 6.28
Standard Pacific Corporation   $1,198.3   $138.8   $135.3      $ 80.4   11.58%   11.29%      6.71%   $ 2.74   $ 3.25     $ 3.60
---------------------------------------------------------------------------------------------------------------------------------
LINDAL CEDAR HOMES             $   43.3   $  3.0   $  1.7      $  1.4    6.88%    4.00%      3.21%   $ 0.33       NA         NA
---------------------------------------------------------------------------------------------------------------------------------


                                                                                                             ---------------------
                                                       ENT. VALUE/  MARKET CAP/                                 PRICE/EARNINGS
                             ENT. VALUE/  ENT. VALUE/        OPER.    EARNINGS/   MARKET CAP/        3-YEAR  ---------------------
COMPANY                         REVENUES       EBITDA       INCOME       (LOSS)  TANG. EQUITY  REVENUE CAGR   LTM   2000E   2001E
----------------------------------------------------------------------------------------------------------------------------------
Beazer Homes                      0.35x        6.47x        7.11x       7.47x          1.24x        17.17%  7.66x   7.36x      NA
Hovnanian Enterprises             0.57x        7.98x        8.83x       8.14x          0.79x         5.51%  8.51x   5.43x      NA
MDC Holdings, Inc.                0.52x        4.24x        4.69x       6.46x          1.62x        19.33%  6.75x   6.28x   6.04x
M/I Schottenstein Homes           0.47x        4.71x        4.83x       4.43x          0.86x        13.88%  4.79x   4.64x   4.48x
NVR, Inc.                         0.47x        4.09x        4.33x       6.91x          3.65x        23.06%  8.69x   8.07x   7.05x
The Ryland Group                  0.52x        6.79x        8.18x       7.38x          1.32x         8.34%  7.86x   6.90x   6.35x
Standard Pacific Corporation      0.94x        8.09x        8.29x       8.72x          1.64x        44.20%  8.53x   7.19x   6.50x

---------------------------------------------------------------------------------------------------------------------------------
AVERAGE                           0.55x        6.05x        6.61x       7.07x          1.59x         0.19x  7.54x   6.55x   6.09x
AVERAGE EXCLUDING HIGH & LOW      0.51x        6.04x        6.62x       7.27x          1.34x         0.16x  7.86x   6.63x   6.30x
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
LINDAL CEDAR HOMES                0.02x        0.33x        0.57x       7.44x          0.53x        -5.38%  7.58x      NA      NA
---------------------------------------------------------------------------------------------------------------------------------

Notes: Earnings estimates provided by I/B/E/S

(1) LTM = Latest Twelve Months

(2) Enterprise Value =  Market Cap + Debt - Cash

As set forth in the following table, applying the mean (without the high and the low values) revenue multiples of the comparable companies, for the latest twelve months, to corresponding financial data for Lindal resulted in the implied enterprise values of Lindal. FSVK calculated the corresponding equity values by subtracting the Company's debt and adding the Company's cash from the aforementioned enterprise values. These implied equity values of Lindal compare with the Equity Value of the Tender Offer Consideration of $19.3 million. FVSK compared the revenue multiples of both manufactured housing and site builders. The corresponding equity values for the average of each of these is shown below.


                              Mean Revenue            Implied Equity
                                Multiple                   Value
             Period           Site Builders              of Lindal
             ------           -------------           --------------
             LTM                  0.51x                  $31.43mm


                              Mean Revenue            Implied Equity
                                Multiple                   Value
             Period       Manufactured Housing           of Lindal
             ------       --------------------        --------------
             LTM                 0.18x                   $17.14mm

As set forth in the following table, applying the mean (without the high and the low values) EBITDA multiples of the comparable companies, for the latest twelve months, to corresponding financial data for Lindal resulted in the implied enterprise values of Lindal. FSVK calculated the corresponding equity values by subtracting the Company's debt and adding the Company's cash from the aforementioned enterprise values. These implied equity values of Lindal compare with the Equity Value of the Tender Offer Consideration of $19.3 million. FVSK compared the EBITDA multiples of both manufactured housing and site builders. The corresponding equity values for the average of each of these is shown below.


                               Mean EBITDA            Implied Equity
                                 Multiple                  Value
             Period           Site Builders              of Lindal
             ------           -------------           --------------
             LTM                  6.04x                  $27.47mm


                               Mean EBITDA            Implied Equity
                                Multiple                   Value
             Period       Manufactured Housing           of Lindal
             ------       --------------------        --------------
             LTM                 3.66x                  $20.33mm

As set forth in the following table, applying the mean (without the high and the low values) operating income multiples of the comparable companies, for the latest twelve months, to corresponding financial data for Lindal resulted in the implied enterprise values of Lindal. FSVK calculated the corresponding equity values by subtracting the Company's debt and adding the Company's cash from the aforementioned enterprise values. These implied equity values of Lindal compare with the Equity Value of the Tender Offer Consideration of $19.3 million. FVSK compared the operating income multiples of both manufactured housing and site builders. The corresponding equity values for the average of each of these is shown below.


                             Mean Operating           Implied Equity
                             Income Multiple               Value
             Period           Site Builders              of Lindal
             ------           -------------           --------------
              LTM                  6.62x                  $20.60mm


                             Mean Operating           Implied Equity
                             Income Multiple               Value
             Period       Manufactured Housing           of Lindal
             ------       --------------------        --------------
              LTM                  5.96x                 $19.48mm

As set forth in the following table, applying the mean (without the high and the low values) price to earnings (P/E) multiples of the comparable companies, for the latest twelve months, to corresponding financial data for Lindal resulted in the implied equity values of Lindal. These implied equity values of Lindal compare with the Equity Value of the Tender Offer Consideration of $19.3 million. FVSK compared the P/E multiples of both manufactured housing and site builders. The corresponding equity values for the average of each of these is shown below.


                                  Mean                Implied Equity
                              P/E Multiple                 Value
             Period           Site Builders              of Lindal
             ------           -------------           --------------
              LTM                 7.86x                  $11.00mm


                                 Mean                 Implied Equity
                              P/E Multiple                 Value
             Period       Manufactured Housing           of Lindal
             ------       --------------------        --------------
              LTM                12.32x                 $17.25mm

As set forth in the following table, applying the mean (without the high and the low values) of the Market Cap to Tangible Equity (TE) of the comparable companies, for the latest twelve months, to corresponding financial data for Lindal resulted in the implied equity values of Lindal. These implied equity values of Lindal compare with the Equity Value of the Tender Offer Consideration of $19.3 million. FVSK compared the Market Cap to Tangible Equity multiples of both manufactured housing and site builders. The corresponding equity values for the average of each of these is shown below.


                                  Mean                Implied Equity
                              Market Cap/TE                Value
             Period           Site Builders              of Lindal
             ------           -------------           --------------
              LTM                 1.34x                   $26.13mm



                                  Mean                 Implied Equity
                              Market Cap/TE                Value
             Period       Manufactured Housing           of Lindal
             ------       --------------------         --------------
              LTM                   0.57x                  $11.12mm

                        E. DISCOUNTED CASH FLOW ANALYSIS

DISCOUNTED CASH FLOW ANALYSIS

- The Discounted Cash Flow (DCF) Analysis approach utilizes the concept that the value of a business is represented by discounting the cash flow streams it is estimated to generate. The estimated cash flow streams of a business enterprise are then present valued to reflect the time value of money as well as the associated business and economic risks of that enterprise.

- Lindal provided projections to FSVK. FSVK has reviewed the projections and has been advised by management of the Company that the projections:

        -    Were reasonably prepared;

        - Are based upon assumptions reflecting the best currently available estimates and good faith judgements of management as the future performance of the company as an independent company; and,

        - Are believed to be realizable in the amounts and time periods contemplated thereby.

- FSVK utilized discount rates of 15%, 25%, 30%, and 35% to account for risks typically associated with equity investments in micro-cap manufacturing companies.

- Terminal values were computed on the basis of EBITDA multiple, price to earnings multiple, and perpetuity of 2004 free cash flow. EBITDA and price to earnings multiples were computed as an average of Public Comparable Company's multiples. Perpetuity of 2004 free cash flow was discounted at rates deemed appropriate by FSVK for the risk associated with those future cash flows.

- Management's forecast assumptions and the financial statement projections from 12/31/00 through 12/31/2004 are attached in Exhibit 3.

Lindal Cedar Homes, Inc.
Discounted Cash Flow Analysis
Terminal Value on an EBITDA Multiple

Unlevered Free Cash Flows:                           1999A          2000E         2001E        2002E          2003E         2004E
                                                   ----------    ----------    ----------    ----------    ----------    ----------
   Net Cash Flows from Operations                   4,623,616     1,559,420     3,609,895     2,981,346     3,961,257     2,994,365
   Net Cash Flows from Investing                   (4,014,903)    4,294,211      (696,608)   (1,079,200)     (975,000)     (977,000)
   Add-back After-tax Interest Expense                193,245       127,155       113,820       108,864       105,300       101,820
                                                   ----------    ----------    ----------    ----------    ----------    ----------
     Unlevered Free Cash Flows                        801,958     5,980,786     3,027,107     2,011,010     3,091,557     2,119,185


Transaction Date (PV Date):                             01/01/01                     Years
                                                                                     Cash Flow
                                                                                     From PV Date
Unlevered Free Cash Flows:
                                                            1999        801,958
                                                            2000      5,980,786
                                                            2001      3,027,107              1
                                                            2002      2,011,010              2
                                                            2003      3,091,557              3
                                                            2004      2,119,185              4

Terminal Values:                                             5.0     23,510,439              4
(Multiple of 2004 EBITDA)                                    5.5     25,861,483              4
                                                             6.0     28,212,527              4
                                                             6.5     30,563,571              4

Discount Rates                                                       15%           20%           25%           30%           35%
                                                                 ----------    ----------    ----------    ----------    ----------
   Present Value of Net Free Cash Flows                           7,397,279     6,730,202     6,159,627     5,667,648     5,240,294

   Present Value of Terminal Values                       5.0    13,442,170    11,337,982     9,629,876     8,231,658     7,078,246
                                                          5.5    14,786,387    12,471,780    10,592,864     9,054,824     7,786,071
                                                          6.0    16,130,604    13,605,578    11,555,851     9,877,990     8,493,896
                                                          6.5    17,474,821    14,739,377    12,518,839    10,701,156     9,201,720

   Sum of Present Values                                  5.0    20,839,449    18,068,184    15,789,503    13,899,306    12,318,540
     (Implied Enterprise Value)                           5.5    22,183,666    19,201,983    16,752,490    14,722,472    13,026,365
                                                          6.0    23,527,883    20,335,781    17,715,478    15,545,638    13,734,190
                                                          6.5    24,872,100    21,469,579    18,678,466    16,368,804    14,442,014

Capitalization Adjustment (on Transaction Date)
   Plus Excess Cash(1)                                            9,967,118     9,967,118     9,967,118     9,967,118     9,967,118
   Minus Debt                                                     3,473,343     3,473,343     3,473,343     3,473,343     3,473,343

                                                                     15%           20%           25%           30%           35%
                                                                 ----------    ----------    ----------    ----------    ----------
Equity Value                                              5.0    27,333,224    24,561,960    22,283,278    20,393,082    18,812,316
                                                          5.5    28,677,441    25,695,758    23,246,266    21,216,247    19,520,140
                                                          6.0    30,021,658    26,829,556    24,209,253    22,039,413    20,227,965
                                                          6.5    31,365,875    27,963,354    25,172,241    22,862,579    20,935,790

   (1) Excess cash = 12/31/00 cash less $3 million deemed by the Company which is needed for working capital

Lindal Cedar Homes, Inc.
Discounted Cash Flow Analysis
Terminal Value on a P/E Ratio

Unlevered Free Cash Flows:                            1999A         2000E         2001E         2002E         2003E         2004E
                                                   ----------    ----------    ----------    ----------    ----------    ----------
   Net Cash Flows from Operations                   4,623,616     1,559,420     3,609,895     2,981,346     3,961,257     2,994,365
   Net Cash Flows from Investing                   (4,014,903)    4,294,211      (696,608)   (1,079,200)     (975,000)     (977,000)
   Add-back After-tax Interest Expense                193,245       127,155       113,820       108,864       105,300       101,820
                                                   ----------    ----------    ----------    ----------    ----------    ----------
        Unlevered Free Cash Flows                     801,958     5,980,786     3,027,107     2,011,010     3,091,557     2,119,185

Transaction Date (PV Date):                             01/01/01                     Years
                                                                                     Cash Flow
                                                                                     From PV Date
Unlevered Free Cash Flows:
                                                            1999        801,958
                                                            2000      5,980,786
                                                            2001      3,027,107              1
                                                            2002      2,011,010              2
                                                            2003      3,091,557              3
                                                            2004      2,119,185              4

Terminal Values:                                             7.0     20,614,502              4
(Multiple of 2004 Net Income)                                8.0     23,559,431              4
                                                             9.0     26,504,360              4
                                                            10.0     29,449,289              4

Discount Rates                                                       15%           20%           25%           30%           35%
                                                                 ----------    ----------    ----------    ----------    ----------
   Present Value of Net Free Cash Flows                           7,397,279     6,730,202     6,159,627     5,667,648     5,240,294

   Present Value of Terminal Values                       7.0    11,786,409     9,941,407     8,443,700     7,217,710     6,206,372
                                                          8.0    13,470,181    11,361,608     9,649,943     8,248,812     7,092,996
                                                          9.0    15,153,954    12,781,809    10,856,186     9,279,913     7,979,621
                                                         10.0    16,837,726    14,202,010    12,062,429    10,311,015     8,866,245

   Sum of Present Values                                  7.0    19,183,687    16,671,610    14,603,327    12,885,358    11,446,666
     (Implied Enterprise Value)                           8.0    20,867,460    18,091,811    15,809,570    13,916,459    12,333,290
                                                          9.0    22,551,232    19,512,012    17,015,813    14,947,561    13,219,915
                                                         10.0    24,235,005    20,932,213    18,222,056    15,978,662    14,106,539

Capitalization Adjustment (on Transaction Date)
   Plus Excess Cash(1)                                            9,967,118     9,967,118     9,967,118     9,967,118     9,967,118
   Minus Debt                                                     3,473,343     3,473,343     3,473,343     3,473,343     3,473,343

                                                                     15%           20%           25%           30%           35%
                                                                 ----------    ----------    ----------    ----------    ----------
Equity Value                                              7.0    25,677,463    23,165,385    21,097,102    19,379,133    17,940,441
                                                          8.0    27,361,235    24,585,586    22,303,345    20,410,235    18,827,066
                                                          9.0    29,045,008    26,005,787    23,509,588    21,441,336    19,713,690
                                                         10.0    30,728,780    27,425,988    24,715,831    22,472,438    20,600,315

   (1) Excess cash = 12/31/00 cash less $3 million deemed by the Company which is needed for working capital

Lindal Cedar Homes, Inc.
Discounted Cash Flow Analysis
Terminal Value on a Perpetuity of Free Cash Flow

Unlevered Free Cash Flows:                           1999A         2000E          2001E         2002E         2003E         2004E
                                                   ----------    ----------    ----------    ----------    ----------    ----------
   Net Cash Flows from Operations                   4,623,616     1,559,420     3,609,895     2,981,346     3,961,257     2,994,365
   Net Cash Flows from Investing                   (4,014,903)    4,294,211      (696,608)   (1,079,200)     (975,000)     (977,000)
   Add-back After-tax Interest Expense                193,245       127,155       113,820       108,864       105,300       101,820
                                                   ----------    ----------    ----------    ----------    ----------    ----------
        Unlevered Free Cash Flows                     801,958     5,980,786     3,027,107     2,011,010     3,091,557     2,119,185

Transaction Date (PV Date):                             01/01/01                     Years
                                                                                     Cash Flow
                                                                                     From PV Date
Unlevered Free Cash Flows:
                                                            1999        801,958
                                                            2000      5,980,786
                                                            2001      3,027,107              1
                                                            2002      2,011,010              2
                                                            2003      3,091,557              3
                                                            2004      2,119,185              4

Terminal Values:                                              15%    14,127,899              4
(Pepetuity of 2004 Free Cash Flow)                            20%    10,595,924              4
                                                              25%     8,476,740              4
                                                              30%     7,063,950              4
                                                              35%     6,054,814              4

Discount Rates                                         15%          20%            25%           30%          35%
                                                   ----------    ----------    ----------    ----------    ----------
   Present Value of Net Free Cash Flows             7,397,279     6,730,202     6,159,627     5,667,648     5,240,294

   Present Value of Terminal Values                 8,077,672     5,109,917     3,472,073     2,473,285     1,822,912

   Sum of Present Values                           15,474,951    11,840,120     9,631,699     8,140,933     7,063,206
     (Implied Enterprise Value)

Capitalization Adjustment (on Transaction Date)
   Plus Excess Cash(1)                              9,967,118     9,967,118     9,967,118     9,967,118     9,967,118
   Minus Debt                                       3,473,343     3,473,343     3,473,343     3,473,343     3,473,343

Equity Value                                       21,968,726    18,333,895    16,125,475    14,634,708    13,556,982

   (1) Excess cash = 12/31/00 cash less $3 million deemed by the Company which is needed for working capital

SUMMARY OF DCF ANALYSIS

Lindal Cedar Homes, Inc.
Discounted Cash Flow Summary

DCF With EBITDA Multiple Terminal Value

                15%            20%             25%           30%            35%
            -----------    -----------    -----------    -----------    -----------
       5.0  $27,333,224    $24,561,960    $22,283,278    $20,393,082    $18,812,316
       5.5  $28,677,441    $25,695,758    $23,246,266    $21,216,247    $19,520,140
       6.0  $30,021,658    $26,829,556    $24,209,253    $22,039,413    $20,227,965
       6.5  $31,365,875    $27,963,354    $25,172,241    $22,862,579    $20,935,790

DCF With Price Earnings Ratio Terminal Value

                 15%           20%            25%            30%            35%
            -----------    -----------    -----------    -----------    -----------
       7.0  $25,677,463    $23,165,385    $21,097,102    $19,379,133    $17,940,441
       8.0  $27,361,235    $24,585,586    $22,303,345    $20,410,235    $18,827,066
       9.0  $29,045,008    $26,005,787    $23,509,588    $21,441,336    $19,713,690
      10.0  $30,728,780    $27,425,988    $24,715,831    $22,472,438    $20,600,315

DCF With Perpetuity of Free Cash Flow Terminal Value

                 15%           20%            25%            30%            35%
            -----------    -----------    -----------    -----------    -----------
             21,968,726     18,333,895     16,125,475     14,634,708     13,556,982

                        F. PRECEDENT TRANSACTION ANALYSIS

PRECEDENT TRANSACTION ANALYSIS

- FSVK researched a variety of merger and acquisition data sources, including merger databases, public filings, analyst reports and trade publications for comparable merger and acquisition transactions within the home building and manufactured housing industries. We searched for transactions that have occurred since December 13, 1997.

- FSVK located 60 transactions in the home building and manufactured housing industries; however, only 24 had relevant transaction data, and only 11 had valuation multiples.

- As set forth in the following tables, FSVK compared, among other things, the aggregate transaction value in each of these transactions as a multiple of the latest twelve month's revenues, earnings before interest, taxes, depreciation, and amortization (EBITDA), and net income, prior to the transaction.

- Applying the mean (without the high and the low values) of these multiples for these transactions to the corresponding Lindal financial data for the latest twelve-month period, results in implied equity values of Lindal. These implied equity values of Lindal compare with the Equity Value of the Tender Offer Consideration of $19.3 million.

Source: Mergerstat

M&A ACTIVITY: MANUFACTURED HOUSING AND SITE BUILDERS
12/13/97 - 12/13/00

CLOSED         TARGET                             BUYER
11/08/00       Calton Inc                         Beazer Homes USA Inc
10/20/00       Miller Building Systems Inc        Coachmen Industries Inc
08/28/00(1)    Washington Homes Inc               Hovnanian Enterprises Inc
08/25/00       Writer Corp                        Standard Pacific Corp
06/22/00       Mod-U-Kraf Inc                     Coachmen Industries Inc
05/03/00       U.S. Home Corp                     Lennar Corp
09/08/99       Real Homes Inc                     Centex Corp
08/03/99       Chai Capital Ltd                   Century Partners Group Ltd
07/12/99       Sundance Homes Inc                 Centex Corp
04/15/99       AMEC PLC                           Centex Corp
03/31/99       Nomas Corp                         Centex Corp
01/07/99       Lewis Homes                        Kaufman & Broad Home Corp
01/05/99       R-Anell Custom Homes Inc           American Homestar Corp
12/31/98       Calton Inc                         Centex Corp
12/07/98       Kvaerner ASA                       Beazer Homes USA Inc
09/01/98       UDC Homes Inc                      Standard Pacific Corp
08/11/98       HomeUSA Inc                        Fleetwood Enterprises Inc
04/20/98       Continental Homes Holding Corp     Horton (D.R.) Inc
04/01/98       Schult Homes Corp                  Oakwood Homes Corp
03/19/98       Hallmark Residential Group Inc     Kaufman & Broad Home Corp
03/02/98(1)    PrideMark Homes                    Kaufman & Broad Home Corp
02/20/98(1)    Wayne Homes Inc                    Centex Corp
02/17/98       Dobson (Richard C.) Builders Inc   Horton (D.R.) Inc
01/02/98       Belmont Homes Inc                  Cavalier Homes Inc

--------------
(1) Announce Date

TARGET                                                           DEAL SIZE
BUSINESS                                               30 DAY    (BASE EQUITY   DEAL SIZE/LTM    DEAL SIZE/LTM    DEAL SIZE/LTM
DESCRIPTION:                                           PREMIUM   PRICE) ($MM)   REVENUE          EBITDA           NET INCOME
Builds homes                                                NA          16.70              NA               NA               NA
Makes and distributes building modules                   9.23%          26.74              NA               NA               NA
Designs, builds, and markets single-family
  detached houses, townhouses, and condominiums         39.55%          77.45            0.18             2.63             5.69
Develops and builds planned residential communities     92.55%          27.01            0.33             4.41             7.40
Makes and sells custom-built sectionalized single
  family housing units of its own design                86.21%           9.70              NA               NA               NA
Builds and sells single-family homes                    41.98%         481.05            0.28             2.89             7.05
Builds homes                                                NA          20.00              NA               NA               NA
Designs, constructs and sells single family homes
  and townhomes                                             NA          10.00            0.19               NA               NA
Builds single family homes                                  NA          50.00              NA               NA               NA
Builds residential and commercial buildings                 NA         170.00              NA               NA               NA
Develops land for residential and commercial
  construction                                              NA           9.00              NA               NA               NA
Builds homes                                                NA         237.59            0.40               NA             4.33
Produces distinctive lines of high-quality,
  upscale HUD-code manufactured homes                       NA          25.15            0.32               NA               NA
Single-family home builder                                  NA          48.10              NA               NA               NA
Constructs single-family homes and master planned
  communities                                               NA          90.00            0.47             9.48             9.48
Builds residential single-family homes                      NA          55.00              NA               NA               NA
Mobile homes dealers                                    17.14%         158.28            3.96            41.54            51.56
Designs, constructs and sells single-family homes       55.42%         340.94            0.46             6.41            12.32
Makes manufactured homes                                23.29%         100.73            0.29             5.79            13.39
Builds single family homes                                  NA          32.50              NA               NA               NA
Builds single family homes                                  NA          65.00              NA               NA               NA
Manufactures and constructs houses                          NA          60.00              NA               NA               NA
Builds single family homes                                  NA          22.90            0.18               NA               NA
Makes and markets a variety of single and
  double-section manufactured homes                         NA          75.70              NA               NA               NA
----------------------------------------------------------------------------------------------------------------------------------
                                             AVERAGE    45.67%          92.06            0.64            10.45            13.90
                        AVERAGE WITHOUT HIGH AND LOW    43.93%          78.16            0.32             5.80             9.22
----------------------------------------------------------------------------------------------------------------------------------

Source: Mergerstat

                                  Mean                    Implied
          12-Month          Deal Size/Revenue          Equity Value
             Period             Multiple                 of Lindal
             ------             --------                 ---------
             LTM                  0.32x                   $13.86mm


                                  Mean                    Implied
          12-Month          Deal Size/EBITDA           Equity Value
             Period             Multiple                 of Lindal
             ------             --------                 ---------
             LTM                  5.80x                   $17.4mm

                                  Mean                    Implied
          12-Month        Deal Size/Net Income         Equity Value
             Period             Multiple                 of Lindal
             ------             --------                 ---------
             LTM                  9.22x                   $12.91mm

                           G. CONTROL PREMIUM ANALYSIS

CONTROL PREMIUM ANALYSIS

- A control premium is defined as the additional consideration that an investor would pay over a marketable minority equity value (i.e. current publicly traded stock prices) in order to own a controlling interest in the common stock of a company.

- For the quarter ending June 30, 2000, the control premiums for domestic transactions were as follows:

                                  # Deals     Premium - 30 day    Premium - Excluding Negative Premiums
                                  -------     ----------------    -------------------------------------
           Domestic Average       139         29.7%               51.3%
           Domestic Medium        139         29.3%               42.6%

- The average 30 day control premium on the 8 acquisitions of public site builders and manufactured housing companies from December 13, 1997 to December 13, 2000 was 45.67%.

- The share price of Lindal Cedar Homes, Inc. on December 13, 2000 was $2.50. The proposed tender offer price of $4.55 per share is an 82% premium over the December 13, 2000 share price.


Source: Mergerstat

                             H. ADJUSTED BOOK VALUE

ADJUSTED BOOK VALUE

- Lindal's October 1, 2000 Balance Sheet, prepared in accordance with GAAP, shows total shareholders' equity of $19.5 million, which compares with the Equity Value of the Tender Offer Consideration of $19.3 million.

                                        10/1/00
                                      -----------
Shareholders' Equity                  $19,483,092
Option Proceeds                       $   958,038

Adjusted Book Value                   $20,441,130

Basic Shares Outstanding                4,136,622
Fully Diluted Shares Outstanding        4,446,348

Basic Book Value Per Share            $      4.71
Fully Diluted Book Value per Share    $      4.60


- FSVK has not made an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor has FSVK made a physical inspection of any of the properties or assets of the Company.

- The Company had Shorett, Kidder, Mathews, & Segner Valuation Advisory Group perform a liquidation appraisal on five of its properties as of October 31, 2000. Shown below is a comparison of the liquidation appraised value compared to the projected book value of these properties as of October 31, 2000:

Property                                 Book Value 10/31/00     Liquidation Value 10/31/00      Difference
                                         -------------------     --------------------------      ----------
Fife Model                                   $   370,266               $   430,000               $    59,734
Kirkland Model                               $   304,937               $   540,000               $   235,063
Head Office                                  $   314,152               $ 2,140,000               $ 1,825,848
Surrey Facility                              $   434,142               $   380,000               $   (54,142)
Lindal Building Products Plant               $ 2,916,965               $ 4,030,000               $ 1,113,035
                                             -----------               -----------               -----------
   TOTAL                                     $ 4,340,462               $ 7,520,000               $ 3,179,538
                                             -----------               -----------               -----------


- The liquidation value of the five appraised real estate assets is $3,179,538 over their historical book value as of October 31, 2000.

- Management has estimated the liquidation value of all other assets and liabilities. FSVK has not performed an independent analysis of these assets and liabilities. It is Management's estimate that the liquidation value, as of October 31, 2000 of all the assets and liabilities of the Company, after the write-up on the five appraised properties, is $14,431,779 or $3.49 on the basic shares and $3.46 on a fully diluted basis.

   I. MARKET RESPONSE TO CONTACTS OF POTENTIAL STRATEGIC AND FINANCIAL BUYERS

MARKET RESPONSE TO CONTACTS OF POTENTIAL STRATEGIC AND FINANCIAL BUYERS

- FSVK prepared, with management's assistance, an Offering Memorandum describing the Company.

- Starting in July 2000, FSVK contacted 12 potential strategic buyers and 22 potential financial buyers to inquire as to their interest in acquiring Lindal Cedar Homes, Inc. All strategic buyers declined to pursue an acquisition of the Company. 20 of the financial buyers passed on the opportunity to acquire Lindal.

- Two financial buyers presented the Board with an Indication of Interest to acquire the Company. One buyer proposed $4.50 per share and the other a range of values between $4.20 and $4.75 per share. The Indications of Interest were conditioned on due diligence, meeting with management, and meeting with some Lindal dealers. The two parities submitting the Letters of Interest were informed that the Family was unwilling to sell their shares for less than $5.00 per share.

                              J. VALUATION SUMMARY

VALUATION SUMMARY (IN $MILLIONS)

PUBLIC COMPARABLE COMPANY ANALYSIS                                                   EQUITY VALUE
        Manufactured Housing EV / Revenue Multiple                                    $   17.14
        Manufactured Housing EV / EBITDA Multiple                                     $   20.33
        Manufactured Housing EV / Operating Income Multiple                           $   19.48
        Manufactured Housing P/E Ratio                                                $   17.25
        Manufactured Housing Market Cap / Tangible Equity                             $   11.12

        Site Builder EV / Revenue Multiple                                            $   31.43
        Site Builder EV / EBITDA Multiple                                             $   27.47
        Site Builder EV / Operating Income Multiple                                   $   20.60
        Site Builder P/E Ratio                                                        $   11.00
        Site Builder Market Cap / Tangible Equity                                     $   26.13

NOTE: EV (Enterprise Value) defined as Market Cap plus cash minus debt

PRECEDENT TRANSACTION ANALYSIS

        Equity Value / Revenue Multiple                                               $   13.86
        Equity Value / EBITDA Multiple                                                $   17.40
        Equity Value / Net Income Multiple                                            $   12.91

NOTE: Equity Value defined as Deal Size by Mergerstat.

DISCOUNTED CASH FLOW ANALYSIS

        Multiple of EBITDA Terminal Value                                       $18.82 - $31.37
        Multiple of Price Earnings Ratio Terminal Value                         $17.94 - $30.73
        Perpetuity of Free Cash Flow Terminal Value                             $13.56 - $21.97

VALUATION SUMMARY (IN $MILLIONS CONT.)

CONTROL PREMIUM ANALYSIS                                                             EQUITY VALUE
        30-day Domestic Average                                                       $   14.40
        30-day Domestic Medium                                                        $   14.35
        30-day Average for Site Builders and                                          $   16.17
               Manufactured Housing

BOOK VALUE - 10/1/00                                                                  $   19.48

LIQUIDATION VALUE - 10/31/00                                                          $   14.43

                                    EXHIBIT 1

   LINDAL CEDAR HOMES MONTHLY STOCK PRICE AND VOLUME CHART 12/13/97 - 12/13/00


                               [PERFORMANCE GRAPH]


                               [PERFORMANCE GRAPH]



(1)December numbers are
the means of the nine trading
days 12/1/00-12/13/00.

Source: Yahoo! Finance

                                    EXHIBIT 2

PUBLIC COMPARABLE COMPANY DESCRIPTIONS

MANUFACTURED HOUSING

American Homestar is a leading maker and marketer of manufactured housing, producing factory-built single-family residences that are about half the price of comparable site-built homes. Priced from $17,000 to about $205,000, its homes are made in 14 plants and sold from nearly 200 company-owned or franchised (Oak Creek Village) retail sales centers and more than 300 independent retail centers in 28 states. American Homestar also offers financing (21st Century Mortgage), insurance (Western Insurance Agency), and home transportation (Roadmasters Transport and Brilliant Carriers). Co-CEOs Finis Teeter and Laurence Dawson together own about 27% of American Homestar.

Cavalier Homes makes manufactured single- and multi-section homes, including the Belmont, Buccaneer, and Homestead lines. It focuses on constructing homes for the low- to medium-priced market in the South Central and South Atlantic states. Cavalier's factory-made homes include appliances and can also include furniture. It also participates in joint ventures with competitors for lumber distribution and the manufacturing of cabinets and roof trusses. Cavalier markets its homes through about 800 non-exclusive dealers and more than 270 exclusive dealers in 28 states. The company is also involved in the financing and insuring of its homes.

Champion Enterprises is the #1 US manufactured-housing maker, passing Fleetwood Enterprises through acquisitions and internal growth. Champion makes homes at 60 plants in the US and Canada. It sells both single-section and multisection homes (66% of sales) that cost from $15,000 to $150,000 and range in size from 400 sq. ft. to 4,000 sq. ft. Champion markets through more than 240 company-owned sales centers, as well as through some 3,500 retailers. Champion also owns a financing company (HomePride Finance) and a manufactured-home site-development firm (Champion Development).

Fleetwood Enterprises is the #1 US maker of RVs, the 2nd leading maker of manufactured housing (behind Champion Enterprises). Housing features include vaulted ceilings, walk-in closets, and porches. Fleetwood Enterprises' recreational vehicles come in three types: folding trailers, travel trailers, and motor homes. Brand names include American Dream, American Eagle, Bounder, Jamboree, Pace Arrow, Southwind, and Tioga. Its building-supply operations include two fiberglass companies and a lumber producer. The company has facilities in the US in 20 states and in Canada; it sells through its own retail outlets and independent distributors.

KIT Manufacturing Company's customers can haul a patio behind them with its travel trailers. Along with its Road Ranger, Millennium, and Patio Hauler brand trailers, KIT constructs single-section and multisection manufactured housing under such brand names as Cypress, Sierra, Golden State, and Royal Oaks. Travel trailers and RVs together account for about 50% of sales. KIT sells its travel trailers through a network of about 120 dealers in the western US and Canada. The company sells its mobile homes through 49 dealers in the western US. KIT operates plants in California and Idaho. CEO Dan Pocapalia owns 47% of the company.

Liberty Homes builds its manufactured houses on wheel-mounted undercarriages for relocation to customers' sites. The wholesale and retail homes have living and dining areas, a kitchen, two to five bedrooms, and one or more baths. They have dimensions from 12- to 16-ft. in width to 36- to 80-ft. in length. The units can also be joined to form larger structures. Liberty Homes sells its homes, which can cost as much as $100,000, through independent US dealers. It has retail outlets in Indiana and North Carolina and plants in Alabama, Florida, North Carolina, and Oregon. Chairman Edward Hussey and family own about 52% of the company.

Nobility Homes makes manufactured homes and sells them in northern and central Florida through 19 home centers and about 35 dealerships. It also sells in retirement communities developed by affiliate TLT, Inc. The homes range in size from 636 sq. ft. to 2,153 sq. ft. with up to five bedrooms. Priced between $16,000 and $40,000, they are sold under the Kingswood, Richwood, Tropic Isle, and Tropic Manor brands. Nobility provides financing through a joint venture, and offers credit life and property and casualty insurance through its Prestige Insurance Services subsidiary. Founder and President Terry Trexler owns 46% of Nobility; his son, EVP Thomas, owns about 9%.

Oakwood Homes is the industry's #3, behind Fleetwood and Champion. Its housing includes both single-section and multisection homes, with its least-expensive models selling for about $16,000 and its mean sales price at about $32,000. The homes are sold through about 412 company-owned retail centers and more than 550 independent retailers. Brands include Freedom, Golden West, and House Smart. Oakwood also sells modular homes, which are delivered in pieces and assembled on-site. Subsidiary Oakwood Acceptance provides financing for most of the company's sales.

Palm Harbor Homes offers a range of floor plans that includes two to five bedrooms, with optional luxury features such as stone fireplaces and whirlpool baths. The homes are sold through company-owned and independent retailers under the names Palm Harbor, River Bend, and Windsor Homes. Palm Harbor Homes has 16 plants, operates more than 120 superstores, and sells through some 300 retailers in 32 states. Subsidiaries offer financing and insurance. Through Capital Southwest Corporation and Capital Southwest Venture Corporation, company directors William Thomas and John Wilson control about 35% of Palm Harbor Homes.

Southern Energy Homes' single- and multi-section homes range in cost from about $19,000 to $74,000 and in size from 640 sq. ft. to more than 2,400 sq. ft. The homes offer two to five bedrooms, one to three bathrooms, and customized floor plans. The company operates seven manufacturing plants under four divisions and markets its homes in 25 states primarily in the southern US. Southern Energy Homes sells its homes through 28 retail centers and 465 independent dealerships. The company also operates four component supply divisions and offers retail financing through its subsidiary Wenco Finance.

Skyline makes mobile homes (about 80% of sales) and recreational vehicles (RVs). Typical customers are young couples and senior citizens in suburban and rural communities in the US. Skyline's manufactured housing, sold under a variety of trademarks, is available in sizes up to 80 ft. by 42 ft. Its RVs include travel trailers, fifth-wheel trailers (Aljo, Layton, Nomad), and truck campers (WeekEnder). The company sells its manufactured homes through a network of about 700 dealers across the US. Chairman Arthur Decio, whose father helped found Skyline, owns 16% of the company.

SITE BUILDERS

Beazer Homes USA builds for the middle-class buyer who's ready to make the move into the white-picket-fence scene. At an average price of $181,400, Beazer's single-family homes are built for entry-level and first time move-up buyers. The company operates in the Southeast, Southwest, and Mid-Atlantic regions of the US. Beazer Homes also builds affordable housing (less than $60,000 a unit) in Texas through a joint venture with Corporacion GEO of Mexico. The company originates mortgages for the buyers of its homes through its Beazer Mortgage subsidiary and provides title insurance services in Florida through subsidiary Homebuilders Title.

Hovnanian Enterprises operates primarily in the northeastern US. It builds condominiums, townhouses, and single-family detached homes aimed at first-time and move-up buyers, as well as luxury buyers, empty-nesters, and active adults. Prices range from $33,000 to $921,000 (average selling price: $241,000). Hovnanian is looking to operations outside the Northeast for growth: The company builds in California, Florida, North Carolina, Texas, and the Washington, DC, area; it also builds homes in Poland. Hovnanian will expand further with the acquisition of Washington Homes. Members of the Hovnanian family own 46% of the company.

M.D.C. Holdings, one of the top homebuilders in Denver and Colorado Springs, Colorado, has become a major player in the suburban Maryland and northern Virginia markets. Operating as Richmond American Homes, the company also has a growing presence in Las Vegas, Phoenix and Tucson, Arizona, and in markets in Northern and Southern California. It designs, builds, and sells single-family homes (and some townhomes) for first-time and move-up buyers; the average sales price is about $211,000. M.D.C. Holdings' HomeAmerican subsidiary provides mortgage loans, primarily to Richmond American Homes buyers.

M/I Schottenstein Homes aims for the bull's-eye in a number of growing US markets, opening up new divisions in the Southeast and Midwest. M/I Schottenstein sells single-family detached homes, with more than 375 floor plans and elevations, under the Horizon, M/I Homes, and Showcase Homes brands. The company also builds attached townhomes and provides financing through its mortgage-banking subsidiary, M/I Financial. M/I Schottenstein's single-family homes are priced from about $95,000 to $930,000 (average price: $209,000) and target first-time, move-up, and empty-nest buyers. The company completes over 3,900 houses a year. The Schottenstein family owns over 34% of the company

NVR builds and markets single-family homes, townhomes, and condominiums in 10 US states and provides mortgage-banking services. Homes are marketed under three names: Ryan Homes, along the eastern seaboard and in Ohio, Pennsylvania, and Tennessee; Fox Ridge Homes, in Nashville, Tennessee; and NVHomes, in the Washington, DC area. The homes (ranging from 985 sq. ft. to 5,400 sq. ft. and from $80,000 to $890,000) sell at an average of $208,000. NVR Mortgage Finance has mortgage banking operations in 12 US states. First Republic Mortgage, acquired in 1999, operates an 11-branch network in the mid-Atlantic region.

The Ryland Group has built its way up to become one of the top US homebuilders by targeting its efforts toward entry-level, first- and second-time move-up buyers, and active retired adults. The group doesn't stop at hammering the homes together: Ryland also provides mortgage-finance services, including title search, settlement, escrow services, and homeowners insurance. The average selling price of the company's homes is about $190,000, and virtually all of the construction is performed by subcontractors monitored by Ryland supervisors. The company operates in about 260 communities in 21 markets in 14 US states and Washington, DC.

Standard Pacific's foundation is its business as a single-family homebuilder. In major metropolitan markets in California (more than 60% of sales), as well as in Arizona and Texas, Standard Pacific focuses on its primary product: homes for move-up buyers. The homes sell at an average of $340,000. Standard Pacific acquires and develops residential land tracts, both alone and through joint ventures and has more than 170 projects. The company offers conventional, FHA, and VA mortgage loans to homebuyers in all of its markets and offers title examination to Texas homebuyers. Standard Pacific has acquired Writer Corp., a Colorado-based homebuilder that operates in Denver and the Fort Collins area.

                                    EXHIBIT 3

FINANCIAL STATEMENT PROJECTIONS

The Company has provided the following financial projections to FSVK. FSVK has reviewed the projections, has been advised by certain management of the Company, and has relied upon and assumed without independent verification, that the projections:

        -    Were reasonably prepared;

        - Are based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company as an independent Company; and

        - Are believed to be realizable in the amounts and time periods contemplated thereby.

The management of the Company has also advised FSVK that they do not presently have any information or beliefs that would make the projections incomplete or misleading.

With respect to operating and financial projections of companies deemed comparable to the Company by FSVK and used in the Public Comparable Company Analysis, FSVK used only projections published in recent research analysts' reports, reviewed those projections, and in all instances used a mean of the projected numbers.

Forecast Assumptions

- Assumes the sale of the Lindal Corporate Business Park (Seattle, Wa) and the Renfrew rental property occurred January 1, 2000.

- Inflation is assumed to be zero. No adjustments have been included for general increases in the price/cost of goods/services provided to LCH. It is assumed that inflationary increases would be offset by price increases.

- Price increases for goods/services sold by LCH is assumed to be zero. No price increases have been included for home, sunroom, window or material prices. It is assumed that prices would be increased only by amounts necessary to offset inflationary increases in material, manufacturing or operating costs.

- Raw material cost increases are assumed to be zero. If raw material costs increase, it is assumed that the price of homes, sunrooms, windows and materials would increase in amounts necessary to offset the increased raw material costs. The reader may adjust for his/her own assumptions.

- No salary/wage increases have been included. It is assumed that increases in salaries and wages would be offset by increases in prices for homes, sunrooms, windows and materials.

- WDK will continue operations with scaled down volume. As intercompany revenue declines through the transfer of re-manufacturing services to LCH, WDK's third party revenue will increase.

- The sales mix of homes delivered will remain constant throughout the forecast period.

-   There will be no labor shortages, labor unrest, or material scarcities.

- It is assumed that there will be no unusual litigation. No settlement amounts related to the dealer litigation are included in the forecast.

-   All operations are assumed to be single shift operations.

- Capacities are assumed to be adequate for the volume of sales contemplated by this forecast. No capacity expansion has been included.

- No revenues or expenses related to the timber sale have been included in this forecast.

- Forecast assumes LCH continues its distribution operations from Surrey, British Columbia.

- Forecast assumes that the expiration of the current United States/Canadian softwood lumber quota has no deleterious impact on operations or material costs.

- No research or development expenses are contemplated beyond those contained in this forecast.

- Assumes any LCH successor meets the requirements for continuation of Industrial Revenue Bond financing of the LBP facility.

Adjustments to historical data

With the transfer of re-manufacturing services to LCH, WDK will be selling its unused capacity to third parties.

To accommodate the transfer of remanufacturing and increased WDK third party revenue, the percentages ordinarily used to forecast material expenses will need to be modified:

- Material costs must be analyzed to include the LCH margin. To accomplish this we will remove the effect of WDK absorbed costs on consolidated material costs and replace the WDK absorbed costs with the internal revenue generated by WDK. The assumption is that the LCH cost will equal the internal revenue generated by WDK. Further, material costs must be adjusted to eliminate the cost of transporting the remanufactured parts back to Canada and the transportation of raw materials from Canada to WDK.

- The third party revenue generated by WDK will produce a new source of revenue which will not generate material costs. Currently, material costs are measured as a percent of total consolidated revenue. A new revenue base must be determined in order to avoid over forecasting material expenses. The new revenue base will be: home sales, retro-fit sunroom sales, retro-fit window sales and material sales. Service revenue and other revenue will be excluded from the new base revenue, as that revenue does not produce material costs.

Lindal Cedar Homes, Inc.
Consolidated Balance Sheets
For each of the seven years ending December 31, 2004

                                                          12/31/98         12/31/99         12/31/00         12/31/01
                                                        ------------     ------------     ------------     ------------
Assets
Current assets
       Cash and cash equivalents                           3,528,281        8,251,178       12,967,118       15,738,251

   Receivables:
       Trade                                               2,042,936        1,826,988        1,448,717        1,907,355
       Allowance for doubtful receivables                   (320,116)        (258,514)        (207,877)        (276,440)
       Refundable income taxes                             1,420,323               --               --               --
                                                        ------------     ------------     ------------     ------------
          Total receivables                                3,143,143        1,568,474        1,240,840        1,630,915

       Inventories                                         7,120,183        8,098,203        9,156,817        9,445,820
       Promotional materials                                 843,968          510,010          902,217          902,217
       Other current assets                                  744,244          650,327          607,648          490,074
                                                        ------------     ------------     ------------     ------------
          Total current assets                            15,379,819       19,078,192       24,874,640       28,207,277

Property, plant and equipment
   Plant and equipment                                    18,007,910       18,606,242       14,307,207       15,101,707
   Land                                                    2,163,858        2,181,767        1,224,988        1,224,988
                                                        ------------     ------------     ------------     ------------
                                                          20,171,768       20,788,009       15,532,195       16,326,695
   Accumulated depreciation                               (8,745,401)      (9,832,263)      (8,511,596)      (9,277,707)
                                                        ------------     ------------     ------------     ------------
          Net property plant & equipment                  11,426,367       10,955,746        7,020,599        7,048,988

Other assets
   Tangible                                                1,336,307        1,598,386          925,835          539,332
   Intangibles, net of amortization                               --          246,776          227,449          216,769
                                                        ------------     ------------     ------------     ------------

          Total Assets                                  $ 28,142,493     $ 31,879,100     $ 33,048,523     $ 36,012,366
                                                        ============     ============     ============     ============

           Liabilities and Stockholders' Equity

Current liabilities
   Current installments of LT debt                      $    190,034     $    212,665          142,154          130,793
   Accounts payable and accrued expenses                   2,293,694        3,718,299        4,324,097        4,815,322
   Income taxes payable                                         (151)         126,533               --               --
   Customer deposits                                       3,939,505        4,674,714        5,030,979        5,511,848
                                                        ------------     ------------     ------------     ------------
       Total current liabilities                           6,423,082        8,732,211        9,497,230       10,457,963

Deferred income taxes                                        325,171          293,774          271,082          248,391
Long-term debt, excluding current installments             4,603,634        4,418,147        3,331,189        3,200,396
                                                        ------------     ------------     ------------     ------------
       Total liabilities                                  11,351,887       13,444,132       13,099,501       13,906,750

Stockholders' equity:
   Common stock                                               41,260           41,312           41,312           41,312
   Additional paid-in-capital                             16,049,434       16,060,705       16,070,705       16,080,705
   Accumulated other comprehensive loss                   (1,449,740)        (837,211)        (837,211)        (837,211)
   Retained earnings                                       2,149,652        3,170,162        4,674,216        6,820,810
                                                        ------------     ------------     ------------     ------------
                                                          16,790,606       18,434,968       19,949,022       22,105,616
                                                        ------------     ------------     ------------     ------------

          Total Liabilities and Stockholders' Equity    $ 28,142,493     $ 31,879,100     $ 33,048,523     $ 36,012,366
                                                        ------------     ------------     ------------     ------------

                                                          12/31/02         12/31/03         12/31/04
                                                        ------------     ------------     ------------
Assets
Current assets
       Cash and cash equivalents                          17,509,604       20,359,028       22,234,368

   Receivables:
       Trade                                               2,042,117        2,214,869        2,382,571
       Allowance for doubtful receivables                   (310,413)        (337,305)        (363,112)
       Refundable income taxes                                    --               --               --
                                                        ------------     ------------     ------------
          Total receivables                                1,731,704        1,877,564        2,019,459

       Inventories                                        10,783,403       10,141,752       11,396,639
       Promotional materials                                 902,217          902,217          902,217
       Other current assets                                  491,400          492,727          494,053
                                                        ------------     ------------     ------------
          Total current assets                            31,418,328       33,773,288       37,046,736

Property, plant and equipment
   Plant and equipment                                    16,291,907       17,291,907       18,291,907
   Land                                                    1,224,988        1,224,988        1,224,988
                                                        ------------     ------------     ------------
                                                          17,516,895       18,516,895       19,516,895
   Accumulated depreciation                              (10,176,007)     (11,096,599)     (11,946,367)
                                                        ------------     ------------     ------------
          Net property plant & equipment                   7,340,888        7,420,296        7,570,528

Other assets
   Tangible                                                  335,852          940,653          743,836
   Intangibles, net of amortization                          206,089          195,409          184,729
                                                        ------------     ------------     ------------

          Total Assets                                  $ 39,301,157     $ 42,329,646     $ 45,545,829
                                                        ============     ============     ============

           Liabilities and Stockholders' Equity

Current liabilities
   Current installments of LT debt                           136,833          142,025          152,237
   Accounts payable and accrued expenses                   5,391,531        5,721,388        6,011,782
   Income taxes payable                                           --               --               --
   Customer deposits                                       6,071,850        6,305,427        6,441,004
                                                        ------------     ------------     ------------
       Total current liabilities                          11,600,214       12,168,840       12,605,023

Deferred income taxes                                        225,700          203,009          180,317
Long-term debt, excluding current installments             3,063,563        2,921,538        2,769,301
                                                        ------------     ------------     ------------
       Total liabilities                                  14,889,477       15,293,387       15,554,641

Stockholders' equity:
   Common stock                                               41,312           41,312           41,312
   Additional paid-in-capital                             16,090,705       16,100,705       16,110,705
   Accumulated other comprehensive loss                     (837,211)        (837,211)        (837,211)
   Retained earnings                                       9,116,874       11,731,453       14,676,382
                                                        ------------     ------------     ------------
                                                          24,411,680       27,036,259       29,991,188
                                                        ------------     ------------     ------------

          Total Liabilities and Stockholders' Equity    $ 39,301,157     $ 42,329,646     $ 45,545,829
                                                        ------------     ------------     ------------

Lindal Cedar Homes, Inc.
Consolidated Statement of Operations
For each of the seven years ending December 31, 2004

                                    1998          1999          2000           2001          2002         2003          2004
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
REVENUE                           37,719,167    39,505,118    42,600,797    48,138,414    53,271,270    55,988,032    58,045,250

COST OF GOODS SOLD                30,100,838    30,087,587    32,504,104    35,440,290    39,204,787    41,012,243    42,496,012

       Gross profit                7,618,329     9,417,531    10,096,693    12,698,124    14,066,483    14,975,789    15,549,238

OPERATING EXPENSES
   Selling expenses                4,177,154     3,716,182     4,075,587     4,772,396     5,057,188     5,235,703     5,366,229
   General & administrative        3,985,816     4,038,097     4,452,629     4,888,303     5,213,598     5,484,394     5,632,251
   Sawmill costs                     767,710            --            --            --            --            --            --
   Display court                     472,176       483,187       520,594       615,720       722,091       742,261       738,795
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
       Total operating expenses    9,402,856     8,237,466     9,048,810    10,276,419    10,992,877    11,462,358    11,737,275
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

       Operating income (loss)    (1,784,527)    1,180,065     1,047,883     2,421,705     3,073,607     3,513,431     3,811,963

OTHER INCOME (EXPENSE)
   Rental income                     353,823       200,752       176,695       172,004       172,004       172,004       172,004
   Interest income                   164,691       505,995       452,493       387,400       457,400       537,400       737,400
   Interest expense                 (337,006)     (322,075)     (211,925)     (189,700)     (181,440)     (175,500)     (169,700)
   Gain (loss) sale of assets         (2,408)       29,854       916,359            --            --            --            --
   Miscellaneous income              319,209       (48,329)       (3,330)           --            --            --            --
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
NET OTHER INCOME (EXPENSE)           498,309       366,197     1,330,292       369,704       447,964       533,904       739,704
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

       Pre-tax earnings (loss)    (1,286,218)    1,546,262     2,378,175     2,791,409     3,521,571     4,047,335     4,551,667
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

INCOME TAX EXPENSE
   Income tax expense               (350,495)      525,775       874,121       644,815     1,225,507     1,432,756     1,606,738
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

      NET EARNINGS (LOSS)       $   (935,723) $  1,020,487  $  1,504,054  $  2,146,594  $  2,296,064  $  2,614,579  $  2,944,929
                                ============  ============  ============  ============  ============  ============  ============

Operating income:
      EBIT                        (1,784,527)    1,180,065     1,047,883     2,421,705     3,073,607     3,513,431     3,811,963

Add back:
   Depreciation                    1,062,574     1,037,954       774,987       766,111       898,300       920,592       849,768
   Amortization                      274,092       357,877       116,215       115,557       115,557        91,557        40,357
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------
      EBITDA                        (447,861)    2,575,896     1,939,085     3,303,373     4,087,464     4,525,580     4,702,088
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Lindal Cedar Homes, Inc.
Consolidated Statement of Cash Flows
For each of the seven years ending 12/31/04

                                                                              1998           1999           2000           2001
                                                                          ------------   ------------   ------------   ------------
Cash flows from operating activities:
     Net earnings                                                         $   (936,000)  $  1,020,510   $  1,504,054      2,146,594
     Adjustments to reconcile net loss to net cash provided by (used in)
        operating activities:
           Depreciation and amortization                                     1,337,000      1,395,831        891,202        881,668
           Gain on disposal of property, plant and equipment                     6,000        (31,397)      (916,359)            --
           Deferred income tax expense (benefit)                                69,000        (64,159)        19,987         94,883
           Compensation expense related to restricted stock                     11,000          9,012         10,000         10,000
           Change in operating assets and liabilities:
                  Net  receivables                                            (521,000)     1,479,163        233,614       (376,967)
                  Inventories                                                2,688,000       (798,427)    (1,038,406)      (393,880)
                  Prepaid expenses and promotional materials                   110,000        238,216       (392,207)            --
                  Current liabilities other than current
                    installments of long-term debt                          (1,104,000)     1,892,270        835,530        972,094
                  Other                                                        110,000       (517,403)       412,005        275,503
                                                                          ------------   ------------   ------------   ------------
              Net cash provided by (used in) operating activities            1,770,000      4,623,616      1,559,420      3,609,895

Cash flows from investing activities:
     Purchase of short-term investments                                        (74,000)    (7,978,589)            --             --
     Maturity of short-term investments                                             --      4,015,839             --             --
     Sale of short-term investments                                             74,000             --             --             --
     Repayment of non-operating notes receivable                               166,000        378,675        114,211         97,892
     Cash received from sale property, plant and equipment                          --         35,141      5,180,000             --
     Purchase of property, plant and equipment                                (659,000)      (465,969)    (1,000,000)      (794,500)
     Other                                                                     (57,000)            --             --             --
                                                                          ------------   ------------   ------------   ------------
              Net cash used in investing activities                           (550,000)    (4,014,903)     4,294,211       (696,608)

Cash flows from financing activities:
     Proceeds from exercise of stock options and stock purchased
          through the Employee Stock Purchase Plan                               5,000          2,311             --             --
     Repayment of long-term debt                                              (182,000)      (199,343)    (1,157,469)      (142,154)
     Additions to long-term debt                                                10,000         35,016             --             --
                                                                          ------------   ------------   ------------   ------------

              Net cash used in financing activities                           (167,000)      (162,016)    (1,157,469)      (142,154)

Effect of exchange rate changes on cash and cash equivalents                   118,000        309,029         19,778             --
                                                                          ------------   ------------   ------------   ------------
              Net increase (decrease) in cash and cash equivalents           1,171,000        755,726      4,715,940      2,771,133

Cash and cash equivalents beginning of period                                2,286,000      3,528,281      8,251,178     12,967,118
     Short-term investments                                                     71,281      3,967,171
                                                                          ------------   ------------   ------------   ------------
Cash and cash equivalents at end of period                                $  3,528,281   $  8,251,178   $ 12,967,118   $ 15,738,251
                                                                          ------------   ------------   ------------   ------------

                                                                             2002            2003           2004
                                                                          ------------   ------------   ------------
Cash flows from operating activities:
     Net earnings                                                            2,296,064      2,614,579      2,944,929
     Adjustments to reconcile net loss to net cash provided by (used in)
        operating activities:
           Depreciation and amortization                                     1,013,857      1,012,149        890,125
           Gain on disposal of property, plant and equipment                        --             --             --
           Deferred income tax expense (benefit)                               (24,017)       (24,018)       (24,018)
           Compensation expense related to restricted stock                     10,000         10,000         10,000
           Change in operating assets and liabilities:
                  Net  receivables                                            (186,789)      (147,860)      (141,895)
                  Inventories                                               (1,442,460)       560,774     (1,284,564)
                  Prepaid expenses and promotional materials                        --             --             --
                  Current liabilities other than current
                    installments of long-term debt                           1,136,211        563,434        425,971
                  Other                                                        178,480       (627,801)       173,817
                                                                          ------------   ------------   ------------
              Net cash provided by (used in) operating activities            2,981,346      3,961,257      2,994,365

Cash flows from investing activities:
     Purchase of short-term investments                                             --             --             --
     Maturity of short-term investments                                             --             --             --
     Sale of short-term investments                                                 --             --             --
     Repayment of non-operating notes receivable                               111,000         25,000         23,000
     Cash received from sale property, plant and equipment                          --             --             --
     Purchase of property, plant and equipment                              (1,190,200)    (1,000,000)    (1,000,000)
     Other                                                                          --             --             --
                                                                          ------------   ------------   ------------
              Net cash used in investing activities                         (1,079,200)      (975,000)      (977,000)

Cash flows from financing activities:
     Proceeds from exercise of stock options and stock purchased
          through the Employee Stock Purchase Plan                                  --             --             --
     Repayment of long-term debt                                              (130,793)      (136,833)      (142,025)
     Additions to long-term debt                                                    --             --             --
                                                                          ------------   ------------   ------------
              Net cash used in financing activities                           (130,793)      (136,833)      (142,025)

Effect of exchange rate changes on cash and cash equivalents                        --             --             --
                                                                          ------------   ------------   ------------
              Net increase (decrease) in cash and cash equivalents           1,771,353      2,849,424      1,875,340

Cash and cash equivalents beginning of period                               15,738,251     17,509,604     20,359,028
     Short-term investments
                                                                          ------------   ------------   ------------
Cash and cash equivalents at end of period                                $ 17,509,604   $ 20,359,028   $ 22,234,368
                                                                          ------------   ------------   ------------

                                    EXHIBIT 4

Quarterly Income Statement
Trailing Twelve Months (TTM)
In thousand of dollars except
   per share data                        12/31/99      04/02/00       07/02/00      10/01/00         TTM
                                          -------       -------        -------       -------       -------
Sales                                     $10,694       $ 8,452        $12,850       $11,258       $43,254
COGS                                        8,499         7,046          9,489         8,921        33,955
                                          -------       -------        -------       -------       -------

Gross Profit                                2,195         1,406          3,361         2,337         9,299

Operating Expenses                          2,071         1,976          2,391         2,157         8,595
Net Gain From Disposition and
     Impairment of Operating Assets            --            --             --         1,025         1,025
                                          -------       -------        -------       -------       -------

Operating Income                              124          (570)           970         1,205         1,729

Other Income (Expense), Net                   239            50            185            77           551
                                          -------       -------        -------       -------       -------

Earnings Before Income Taxes                  363          (520)         1,155         1,282         2,280

Income Tax Expense (Benefit)                  296          (163)           359           397           889
                                          -------       -------        -------       -------       -------

Net Income                                $    67       ($  357)       $   796       $   885       $ 1,391
                                          =======       =======        =======       =======       =======

Fully Diluted EPS                         $  0.02       ($ 0.09)       $  0.19          0.21       $  0.33

--------------------------------------------------------------------------------

Quarterly Income Statement
FYE 12/31/99
In thousand of dollars except
   per share data                        04/04/99      07/04/99       10/03/99      12/31/99         FYE
                                          -------       -------        -------       -------       -------
Sales                                     $ 8,105       $10,136        $10,570       $10,694       $39,505
COGS                                        6,438         7,285          7,945         8,499        30,167
                                          -------       -------        -------       -------       -------

Gross Profit                                1,667         2,851          2,625         2,195         9,338

Operating Expenses                          1,987         1,956          2,144         2,071         8,158
                                          -------       -------        -------       -------       -------

Operating Income                             (320)          895            481           124         1,180

Other Income (Expense), Net                   (28)           --            155           239           366
                                          -------       -------        -------       -------       -------

Earnings Before Income Taxes                 (348)          895            636           363         1,546

Income Tax Expense (Benefit)                  (65)          146            149           296           526
                                          -------       -------        -------       -------       -------

Net Income                                ($  283)      $   749        $   487       $    67       $ 1,020
                                          =======       =======        =======       =======       =======

Fully Diluted EPS                         ($ 0.07)      $  0.18        $  0.12       $  0.02       $  0.25


Source: Company 10Q's.



                                       57